Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-58637, 333-88773, 333-61294, 333-73348, 333-118493, 333-149965, 333-157816 and 333-158322 on Form S-8 and Registration Statement No. 333-159876 on Form S-3 of our reports dated November 23, 2009, relating to the consolidated financial statements of BJ Services Company and subsidiaries, and the effectiveness of BJ Services Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BJ Services Company for the year ended September 30, 2009.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

November 23, 2009